Exhibit 99.1

FINANCIAL CONTACT: JUSTIN STRICKLAND  803-223-6410

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Bank Hires Chief Financial Officer

Greenville, SC, March 8, 2011 - Southern First Bank announced today that Michael D. Dowling, age 39, has been named Executive Vice President and Chief Financial Officer of the Bank, a subsidiary of Southern First Bancshares, Inc.  Effective March 17, 2011, Dowling will begin his new role at Southern First.

Mr. Dowling was previously employed with KPMG LLP where he served most recently as an audit partner.  He has been with KPMG since 1994 where he was a member of their Financial Services practice.  Mr. Dowling has extensive experience working with public companies and financial institutions and was admitted to the KPMG partnership as an audit partner in 2005.  Mr. Dowling is a 1993 graduate of Clemson University with a degree in Accounting and is a certified public accountant in North Carolina and South Carolina.

“We interviewed numerous candidates for the role of CFO, all of which were qualified to perform in this capacity, but Mike Dowling has that intangible that made him the right fit for our team.  He is the right person, at the right time.  Mike’s experience and leadership skills will add significant strength to our leadership team,” said Art Seaver, CEO of Southern First Bank.

Mr. Dowling will begin the transition to move his family to Greenville from Charlotte immediately.  “Mike and his wife Lisa have family and friends in Greenville which will make the move somewhat of a homecoming for them and their three children,” Seaver added.  “Our family is excited about becoming a part of the Greenville community and the Southern First family”, said Mike Dowling.